SCHEDULE 14A

                                 (RULE 14a-101)


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|X|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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|X|      No fee required.
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|_|      Fee paid previously with preliminary materials.
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

May 3, 1999



TO OUR SHAREHOLDERS:

A DISSIDENT COMMITTEE IS SEEKING TO TAKE CONTROL OF WESTMORELAND.

The Westmoreland Coal Company Shareholders' Meeting will be held in a few days. Your vote at that meeting is critical to the future direction of Westmoreland. This is because Westmoreland faces a proxy contest being waged by a self-styled "Committee" that is seeking to replace your Board of Directors with its own hand-picked nominees and take control of your Company.

YOUR BOARD URGES YOU TO REJECT THE DISSIDENT COMMITTEE NOMINEES. PLEASE DO NOT SIGN ANY BLUE PROXY CARD YOU MAY RECEIVE FROM THEM.

WE BELIEVE THE COMMITTEE WILL DESTROY SHARE VALUE.

While this Committee calls itself "The Westmoreland Committee to Enhance Share Value" we believe a better name would be "The Committee to Destroy Share Value."

THE COMMITTEE IS SEEKING CONTROL OF YOUR COMPANY WITHOUT  OFFERING YOU ANY VALUE
- NOT ONE CENT - FOR YOUR SHARES.

YOUR CURRENT BOARD AND MANAGEMENT HAVE AN EXCELLENT TRACK RECORD.

Before telling you more about this threat to your Company, let's review the track record of your current Board and management.

Your current Board and management have saved the Company from liquidation and transformed it from one with declining value to one that is moving forward and ready to build on successes.

Six years ago, when current management assumed office, the Company was headed downward, confronted with a liquidity crisis and facing growing problems in what were then its core businesses. Large losses had been posted in previous years. The Company experienced a further operating loss of $95.2 million in 1993, when new accounting standards first required recognition of post-retirement benefit expenses for financial statement purposes. Since that time, your management has turned the Company around. That 1993 operating loss has been replaced by operating profits of $33.6 million in 1997 and $17.1 million in 1998.

HERE ARE JUST SOME OF OUR OTHER ACCOMPLISHMENTS:

* Unprofitable eastern coal mining operations and other under-performing lines of business have been shut down and/or sold, eliminating losses and dramatically improving our cash position.

* Virtually all commercial loans have been paid off and the Company is essentially debt free.

* Total annual overhead costs have been aggressively reduced by $22 million since 1993.

* Following upon earlier reductions, corporate personnel and payroll have been drastically reduced by 74% and 50%, respectively, since 1995 when the headquarters were relocated to Colorado Springs.

* Headquarters annual office rental costs also have been slashed by over $700,000 since moving. The Company pays just $10 per square foot for its current space, compared to $30 per square foot in Philadelphia in 1995.

* The Company is in full compliance with Coal Act obligations and is funding all retiree benefits.

* Recognizing the potential value of western coal operations, Westmoreland has acquired an additional 20% of Westmoreland Resources ("WRI"), which also has allowed us to shelter earnings with our NOL tax assets.

* Sales and production levels at WRI have subsequently been taken to record and near-capacity levels.

* We have fully funded development and construction of all of our independent power projects ("IPPs") and brought them into commercial operation.

* Through dedicated and opportunistic management, we have increased equity in IPP earnings from $3.2 million in 1993 to $64.5 million (including the restructuring of the Rensselaer power purchase agreement) in 1998.

* The strategic sale of the Rensselaer IPP at a premium value was completed in 1999, but only after successful negotiations with the UMWA Funds (the "Funds") freed it from Coal Act liabilities as part of the Company's dismissal from Chapter 11.

* Twenty million dollars has been distributed to preferred shareholders through a highly successful self tender offer, and cash reserves of approximately $40 million have been accumulated to provide collateral for bonds and notes, working capital, and reinvestment.

* In the past 5 years the return on Westmoreland's common stock has exceeded the return on the common stock of its peer group.

* On April 16, 1999, Westmoreland stock was relisted and began trading on the American Stock Exchange.

Throughout one of the toughest periods in the Company's history, the Board and management have maintained a "can-do" attitude and HAVE GOTTEN THE JOB DONE. Our directors have remained steadfast and faithful to you in the face of enormous challenges. Management and employees have invested their "sweat equity," forgoing other opportunities in order to try to save the Company. There are no quitters on the existing team.

THE BOARD'S AND MANAGEMENT'S INTERESTS ARE ALIGNED WITH YOURS.

Management (including executive officers) owns 105,361 shares of common stock and has options to purchase 376,500 shares at prices ranging from $2.62 to $14.27. These options are valuable only if the price of the stock continues to rise. Members of the Board (exclusive of management) own 1,079,600 shares of the Company's common stock and have options to purchase another 18,000 shares at prices ranging from $4 to $20. Members of the Board also own 31,195 Depositary Shares. Together, your Board and management beneficially own 22% of the common stock (including options and assuming conversion of their Depositary Shares). We have a substantial financial interest in building shareholder value for you.

THE COMMITTEE WAS FORMED OUT OF A GROUP THAT TRIED TO COMPLETELY LIQUIDATE YOUR COMPANY.

What is the Committee and what do they want?

In its proxy statement, the Committee states that it is the "direct outgrowth" of the Equity Committee formed during the Company's recent Chapter 11 case. Your management had filed for protection under Chapter 11 of the Bankruptcy Code, which permits a company to reorganize its business. The Equity Committee filed a motion to convert the Company's case to Chapter 7, which would have completely liquidated the Company.

If the Equity Committee had been successful, all the Company's assets could have been sold at "going out of business" prices. The proceeds would have been distributed first to creditors, including the UMWA Funds which claim enormous sums. Remaining money, if any, would have been paid to preferred shareholders, who had a liquidation preference of $75.8 million (at September 1, 1998). Only then, in the unlikely event that there were funds left, would common shareholders have been paid anything.

YOUR BOARD AND MANAGEMENT RESISTED THIS ILL-CONCEIVED AND UNFAIR PLAN AND SUCCESSFULLY PRESERVED THE COMPANY.

THEIR NOMINEES INCLUDE THREE DIRECTORS OF WILLIAMS INDUSTRIES. CHECK OUT THE HISTORY OF THAT COMPANY.

The Committee consists of only four individuals who have nominated themselves for Board membership. They, in turn, have nominated three others who recently bought 100 shares and now claim to have a stake in the Company. Three nominees are current directors of Williams Industries, Incorporated (Nasdaq-WMSI). One of these nominees, Mr. Williams, was President, Chief Executive Officer and Chairman of the Board of that company until he resigned in 1994 after the company suffered four years of losses and was delisted from the Nasdaq National Market System, according to press reports. Are you comfortable turning your Company over to the Williams group?

THE COMMITTEE DOES NOT UNDERSTAND WESTMORELAND'S BUSINESSES.

The Committee has proposed a "plan" for Westmoreland that shows an astounding ignorance of your Company and its businesses. Your Board believes the
Committee's "plan" is fundamentally flawed, unrealistic, unachievable and destined to destroy shareholder value.

How else can you explain the Committee's previously announced "plan" to consider resuming mining at the former Virginia operations? This is an area where mining is unionized, costs are extremely high, and the great companies of the American coal industry have been forced to close numerous operations. Moreover, the Company owns only 87,000 tons of reserves in that area today.

Ask yourself why the Committee would suggest to shareholders that the path to profitability might be in mining in a high-cost area where the Company has no economically recoverable coal reserves.

WE BELIEVE THE COMMITTEE'S PLAN TO SELL IPP'S IS NOT REALISTIC.

One element of their "plan" is the sale of all the Company's IPPs "as soon as practicable" (by the end of 1999 according to their initial proxy filing) "consistent with obtaining fair market value for the assets". But the Committee fails to disclose critical information that makes the proposed sale of the IPPs at attractive prices difficult in any time frame. And ask yourself: if you wanted to maximize the value of an asset, would you have announced your absolute intention to sell "as soon as practicable"?

THE IPPS CARRY SIGNIFICANT LIABILITIES AND ARE SUBJECT TO OTHER CONSTRAINTS WHICH DIMINISH THEIR SALE VALUE (BUT NOT THEIR OPERATING VALUE).

The Committee concedes in its final proxy statement that Westmoreland's assets are subject to liabilities under the Coal Act. What they don't tell you is that these liabilities are very large and could pass to any purchaser and thus to all of the purchaser's other assets. Westmoreland currently estimates the present value of its Coal Act obligations to be $182 million, and they could be much greater if other Coal Act companies fail to meet their obligations. As a result, the sale values of our assets may be tremendously reduced.

DON'T BELIEVE IT UNLESS THEY PUT IT IN WRITING.

The Committee suggests that the Funds may waive the Coal Act liability, yet they acknowledge that they have no deal. Nor do they quantify the cost to Westmoreland's shareholders to obtain such a waiver from the UMWA Funds. From our experience with the Funds, we do not believe they will waive their rights to substantial ongoing payments, certainly not at a significantly discounted amount.


Don't be fooled. The Funds' payment to the Committee's proxy fight expenses is not a sign of any such agreement. The Equity Committee demanded that payment as a condition to supporting the bankruptcy dismissal. (The Equity Committee demanded the same thing of your Company, but we refused.)

THERE ARE OTHER CONSTRAINTS ON THE SALE OF THE IPPS.

The number of potential candidates to purchase our IPPs is also reduced due to Federal Energy Regulatory Commission requirements which disqualify utility and affiliate purchasers from controlling more than 50% of such projects. Most of Westmoreland's IPPs are also small and limited in terms of transmission connections to major high-cost power markets. Finally, the most Westmoreland owns of any IPP is 50%. As a result, partnership documents and related legal and contractual obligations limit the Company's ability to unilaterally sell its interests, much less the underlying assets.

OTHER IPP SALES ARE NOT COMPARABLE.

The Committee's "plan" is based on self-serving comparisons with other IPP sales that are not comparable to our situation. In contrast, the Company's opinion is based on facts and actual experience. You will remember that in 1994 we retained Merrill Lynch & Co. to conduct a year-long, worldwide solicitation of potential purchasers of our IPP interests. Because of the constraints discussed above, including the Coal Act, we were unable to consummate a deal at a price that even reflected projected discounted cash flow from the IPPs.

THE COMPANY WILL SEIZE THE OPPORTUNITY TO SELL WHEN APPROPRIATE.

We have demonstrated that we know how and when to make strategic asset sales, e.g. the Rensselaer project, if and when it materially enhances shareholder value. We have done it before and will do so again, if appropriate.

THE COMMITTEE'S "PLAN" TO SUBSTANTIALLY INCREASE PRODUCTION AT WRI IS ALSO FLAWED AND MISLEADING.

The Committee doesn't tell you that the Company has already dramatically increased production and sales at WRI over the last six years from 3.2 million tons in 1993 to 6.5 million tons in 1998, achieving 7.1 million tons in 1997. WRI is now operating at near capacity, and additional production would require a substantial capital investment. Your Board recommends expanding WRI's capacity only when additional sales are assured.

The Committee proposes substantially increased production (and by inference, substantial capital expenditures) despite the fact that the very report they cited in their preliminary proxy filing projects that demand for WRI's type of coal will remain "virtually flat" and prices will "deteriorate slowly." They also tell you nothing about the burnability characteristics of WRI coal or that it differs from seam to seam.

The Committee also proposes lowering transportation costs. What they don't tell you is that our customers negotiate and pay these costs. As they should know, our customers are large utilities who negotiate transportation rates directly with the railroads.

CORPORATE FUNCTIONS CANNOT BE DUMPED ON SUBSIDIARIES.

The Committee also simplistically calls for the elimination of the corporate office. This office, which we have reduced to just 15 employees, performs all of the tasks vital to a publicly traded company, such as financial, risk management, public reporting, regulatory compliance, benefit administration, human resources, payroll, investor relations, legal, and strategic functions for the Company, including its subsidiaries. The Committee doesn't say by whom, how, or whether those critical functions will be performed going forward or at what cost.

THE COMMITTEE HAS NOT DISCLOSED ALL THE FACTS.

Ask yourself why the Committee has told you none of this.

WHAT IS THEIR AGENDA?

Three Committee members would have liquidated the Company under Chapter 7. Having seen the Company distribute $20 million to preferred shareholders in the recent, highly successful tender offer, the Committee now advocates a "hurry-up" partial liquidation, selling our IPP assets "as soon as practicable." Why?

PERHAPS THE COMMITTEE HASN'T TOLD YOU THE REST OF THEIR PLAN.

Public records show that the Committee members purchased large blocks of common stock during our restructuring at all-time low prices, some as low as 25 to 50 cents per share.

* Are they more interested in a quick sale of the IPPs and distribution of a dividend than in maximizing the value of the Company?

* How do they intend to pay for Coal Act liabilities and other retiree benefits in the future without the cash distributions from the IPPs? What happens to the value of the common stock?

* If they are successful, will the Committee pay the preferred shareholders only the amount of the dividend arrearage, $11.9 million? Or will the Committee declare the Company in liquidation and, after paying the Funds, pay the preferred shareholders whatever they can of the dividend arrearage and the liquidation preference, $43.1 million? Again, what happens to the value of the common stock? If they do not pay both the dividend arrearage and the liquidation preference now, how will they pay future preferred dividends? What happens to the value of the preferred stock?

Ask yourself why the Committee has not addressed any of these questions.

PREFERRED DIVIDEND ARREARAGES ARE A PRIORITY FOR US. INCREASING SHAREHOLDER VALUE IS OUR TOP PRIORITY.

The current management and Board are aware of the concern of preferred shareholders regarding the dividend arrearage. We are anxious to continue exploring this issue with preferred shareholders and to continue seeking solutions that are in everyone's best interests. But we won't make you empty promises or hint at things you'd like to hear just to win your vote. We will only make promises that we believe we can deliver. Our highest priority will continue to be increasing value for all shareholders.

YOUR VOTE IS IMPORTANT.

Your vote is important to ensure that Westmoreland has an experienced and independent Board that represents all shareholders, a Board that understands Westmoreland's businesses and has a clear - and workable - strategic plan to enhance shareholder value.

Please vote your WHITE proxy card today and return it using the enclosed pre-paid envelope.

Thank you for your continued loyalty and support.

Sincerely,

The Board and Management
of Westmoreland Coal Company


                SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY.

                                   IMPORTANT!

Regardless of how many shares you own, your vote is very important. Please sign, date and return the enclosed WHITE proxy card.

Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts.

We urge you NOT to sign any Blue proxy card sent to you by the Committee.

Even if you have sent a Blue proxy card to the Committee, you have every right to change your vote. You may revoke that proxy, and vote as recommended by management, by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

If your shares are held in the name of a bank, broker or other nominee, please direct the party responsible for your account to vote the WHITE proxy card as recommended by management

If you have any questions on how to vote your shares, please call our proxy solicitor:



                        MORROW & CO. at (800) 662 - 5200.